EXHIBIT 5

KENNEDY & BARIS, L.L.P.
ATTORNEYS AT LAW
SUITE P-15
	4701 SANGAMORE ROAD	WASHINGTON DC OFFICE:
TEXAS OFFICE:	BETHESDA, MD 20816	SUITE 320
SUITE 800	(310) 229-3400	1225 NINETEENTH STREET, NW
112 EAST PECAN STREET	FAX: (301) 229-2443	WASHINGTON, DC 20036
SAN ANTONIO, TX 78205		(202) 835-0313
(210) 228-9500		FAX: (202) 835-0319
FAX: (210) 228-0781

September 11, 2008

Board of Directors

Eagle Bancorp, Inc.

7815 Woodmont Avenue

Bethesda, Maryland 20814

Gentlemen:

As special legal counsel to Eagle Bancorp, Inc. (the “Company”), we have participated in the preparation of the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 196,500 shares (the “Shares”) of the Company’s Common Stock subject to issuance pursuant to the Fidelity & Trust Financial Corporation 2004 Long Term Incentive Plan and the Fidelity & Trust Financial Corporation 2005 Long Term Incentive Plan (collectively the “Plans”).

As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and other inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion.  Based upon such examinations we are of the opinion that the Shares, when issued in accordance with the provisions of the Plan and the awards granted pursuant thereto, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company and to the reference to our firm contained. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Kennedy & Baris, L.L.P.